Sutor Technology Group Limited Announces Results of 2013 Annual Meeting of Shareholders

CHANGSHU, China, April 30, 2013 -- Sutor Technology Group Limited (the "Company" or "Sutor") (SUTR), a leading provider of fine finished steel products used by steel fabricators and other applications in a variety of industries, today announced the results of its 2013 annual meeting of shareholders held on April 26, 2013. The following proposals were approved by the Company's shareholders:

1.	All of the nominees to the Board of Directors of the Company were elected to serve until the 2014 Annual Meeting of Shareholders;
2.	Grant Thornton was ratified as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the company, please visit http://www.sutorcn.com/en/index.php.

For more information, please contact:
China	US
Jason Wang, Director of IR	Lena Cati, IR Representative
Sutor Technology Group Limited	The Equity Group
Tel: +86-512-5268-0988	Tel: 212 836-9611
Email: investor_relations@sutorcn.com	Email: lcati@equityny.com